Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares iBonds Mar 2020 Corporate ETF (ISHIBDC) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares iBoxx $ Investment Grade Corporate Bond ETF (ISHINTOP)
BlackRock Allocation Target Shares: Series S Portfolio (BATSS)
BlackRock Multi-Asset Income - Investment Grade Portfolio (BR-INC-IG) BlackRock Multi Asset Income - Passive Fixed Income Portfolio
(BR-INC-PFI)
BlackRock Low Duration Bond Portfolio (BR-LO)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
09-04-2014

Security Type:
BND/CORP


Issuer
The Bank of New York Mellon Corporation (2019)

Selling Underwriter
Morgan Stanley & Co. LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Morgan Stanley & Co. LLC, Credit Suisse Securities
(USA) LLC, Wells Fargo Securities, LLC, BNY Mellon
Capital Markets, LLC, Lloyds Securities Inc., PNC
Capital Markets LLC, RBC Capital Markets, LLC,
U.S. Bancorp Investments, Inc., MFR Securities,
Inc., Loop Capital Markets LLC, Cabrera Capital
Markets, LLC

Transaction Details

Date of Purchase
09-04-2014


Purchase Price/Share
(per share / % of par)
$99.981

Total Commission, Spread or Profit
0.15%


1.	Aggregate Principal Amount Purchased (a+b)
$150,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$36,995,000

b. Other BlackRock Clients
$113,005,000

2.	Aggregate Principal Amount of Offering
$1,150,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.13043


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years
 of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years
 of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:09-09-2014

Global Syndicate Team Member




Approved by:
Andrea Ortiz/Steven Delaura
Date:09-09-2014

Global Syndicate Team Member